North America Structured Investments

J.P.Morgan

5yr SX5E/RTY Auto Callable Contingent Buffered Return Enhanced Notes

The following is a summary of the terms of the notes offered by the preliminary pricing supplement highlighted below.

Summary of Terms

Issuer:	JPMorgan Chase Financial Company LLC.
Guarantor:	JPMorgan Chase & Co.
Minimum Denomination:	$1,000
Indices:	EURO STOXX® 50 Index and Russell 2000® Index
Upside Leverage Factor:	1.50
Contingent Buffer Amount:	50.00%
Pricing Date:	March 28, 2018
Final Review Date:	March 28, 2023
Maturity Date:	March 31, 2023
Review Dates:	Annually
CUSIP:	48129HMBF2
Preliminary Pricing Supplement:	http://sp.jpmorgan.com/document/cusip/48129MBF2/doctype/Product_Termsheet/document.pdf For more information about the estimated value of the notes, which will likely be lower than the price you paid for the notes, please see the hyperlink above.

You may lose some or all of your principal at maturity. Any payment on the notes is subject to the credit risk of JPMorgan Chase Financial Company LLC, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.

Automatic Call

If the closing level of each Index on any Review Date (other than the final Review Date) is greater than or equal to its Call Value, the notes will be automatically called for a cash payment, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Call Premium Amount applicable to that Review Date, payable on the applicable Call Settlement Date. No further payments will be made on the notes.

Review Date	Call Value	Call Premium*
First	100.00%	At least 12.75%
Second	100.00%	At least 25.50%
Third	100.00%	At least 38.25%
Fourth	100.00%	At least 51.00%

Payment At Maturity

If the notes have not been automatically called and the Final Value of each Index is greater than its Initial Value, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Lesser Performing Index Return × Upside Leverage Factor)

If the notes have not been automatically called and (i) the Final Value of one Index is greater than its Initial Value and the Final Value of the other Index is equal to its Initial Value or is less than its Initial Value by up to the Contingent Buffer Amount or (ii) the Final Value of each Index is equal to its Initial Value or is less than its Initial Value by up to the Contingent Buffer Amount, you will receive the principal amount of your notes at maturity.

If the notes have not been automatically called and the Final Value of either Index is less than its Initial Value by more than the Contingent Buffer Amount, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Lesser Performing Index Return)

If the Final Value of either Index is less than its Initial Value by more than the Contingent Buffer Amount, you will lose more than 50% of your principal amount at maturity and could lose all of your principal amount at maturity.

Hypothetical Examples of Amounts Upon Automatic Call or at Maturity**

Lesser Performing Index Return at Review Date	Total Return at First Review Date*	Total Return at Third Review Date*	Total Return at Fourth Review Date*	Total Return at Maturity if not Automatically Called
40.00%	12.75%	38.25%	51.00%	60.00%
20.00%	12.75%	38.25%	51.00%	30.00%
15.00%	12.75%	38.25%	51.00%	22.50%
5.00%	12.75%	38.25%	51.00%	7.50%
0.00%	12.75%	38.25%	51.00%	0.00%
-5.00%	N/A	N/A	N/A	0.00%
-20.00%	N/A	N/A	N/A	0.00%
-50.00%	N/A	N/A	N/A	0.00%
-50.01%	N/A	N/A	N/A	-50.01%
-60.00%	N/A	N/A	N/A	-60.00%
-80.00%	N/A	N/A	N/A	-80.00%
-100.00%	N/A	N/A	N/A	-100.00%

N/A – indicates that the notes would not be called on the applicable Review Date and no payment would be made for that date.
* Reflects a call premium of 12.75% per annum. The call premium will be determined on the Pricing Date and will not be less than 12.75% per annum.
** Not all Review Dates reflected. The hypothetical returns on the notes shown above apply only if you hold the notes for their entire term or until automatically called. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns would likely be lower.

J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com